Exhibit 10.76

Chengdu Tianqi Group Co., Ltd. and Tianqi Group HK Co., Limited

RT Lithium Limited

Windfield Holdings Pty Ltd

Shareholders Agreement

Allens

QV.1 Building

250 St Georges Terrace

Perth  WA  6000

Tel  +61 8 9488 3700

Fax  +61 8 9488 3701

www.allens.com.au

©  Allens, Australia 2013

Allens is an independent partnership operating in alliance with Linklaters LLP.

Shareholders Agreement

Contents

1	Definitions and Interpretation	2
2	Windfield Initial Share Capital and Adoption of Constitution	8
3	Implementation	9
4	Business and Management of Windfield	10
5	Board	12
6	Board Meetings and Resolutions of Directors	13
7	Composition of Boards of Other Windfield Group Entities	15
8	Deadlock	15
9	Financial Matters and Information	16
10	Distribution Policy	18
11	Shareholder Activities	19
12	Compliance Policies	19
13	Refinancing of Rockwood Term Loan	19
14	Additional Funding	20
15	Non-solicitation of Windfield Group Employees	21
16	Lithium Distribution and Off-take Arrangements	21
17	Transfer of Shares and Shareholder Debt	23
18	Permitted Transfers to Certain Related Bodies Corporate	23
19	Permitted Transfer to Tianqi Listco	23
20	Right of First Refusal	24
21	Transfer on Event of Default	26
22	Terms and Consequences of Transfers of Shares	27
23	IPO Demand Right	30
24	Confidentiality	31
25	Mutual Representations and Warranties	33
26	Operation of Agreement	33
27	Relationship between the Shareholders	34
28	Duration and Termination	34
29	Notices	34
30	General	36
Schedule 1		38
	Deed of Accession	38
Schedule 2		40
	Deed of Cross Charge	40
Schedule 3		41
	Special Majority Matters	41
Schedule 4		43
	Chemical Grade Off-take Agreement Terms	43
Schedule 5		44
	Technical Grade Distribution Agreement Terms	44

i

This agreement is made on	29 November 2013

Parties

1                               Chengdu Tianqi Group Co., Ltd., incorporated in China, of No. 2 Building, 10 East Gao Peng Road, Chengdu Hi-tech Zone, Chengdu 610041, China (Tianqi Parent) and Tianqi Group HK Co., Limited (Hong Kong Companies Registry No. 1778886) of Room B, 14th Floor, Wah Hen Commercial Centre, 383 Henessy Road, Wanchai, Hong Kong, China (Tianqi HK and, together with Tianqi Parent, Tianqi).

2                               RT Lithium Limited (Company no. 08785002), incorporated in England and Wales, of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom (Rockwood).

3                               Windfield Holdings Pty Ltd (ACN 160 456 164) of Level 4, 37 St Georges Terrace, Perth WA 6000, Australia (Windfield).

Recitals

A                             Windfield is the holding company of a corporate group that carries on a business in Western Australia of mining spodumene to produce chemical and technical grade lithium concentrates.

B                             Tianqi and Rockwood wish to operate Windfield as a joint venture company, and for the Windfield Group to carry on the Business.

C                             All of the securities issued by Windfield are currently owned 65% (approximately) by Tianqi HK and 35% (approximately) by CIC International Co., Ltd. (through its wholly-owned subsidiary, Leader).

D                             On the date of this agreement, Tianqi HK, Leader, Rockwood and Windfield have entered into the acquisition agreement (the Acquisition Agreement) under which they have agreed to implement certain transaction steps the effect of which will be that Leader ceases to hold any interest in Windfield, Tianqi HK reduces its interest in Windfield to 51% and Rockwood acquires an interest in Windfield of 49%.

E                              On the date of this agreement, Rockwood and Windfield have entered into the Rockwood Term Loan Agreements under which Rockwood has agreed to provide financing to Windfield to fund, amongst other things, purchases of Shares by Windfield under the Acquisition Agreement.

F                               Talison Lithium Australia will enter into the following agreements, each of which will only take effect on and from Completion:

(a)                        the Tianqi Chemical Grade Off-take Agreement and the Tianqi Technical Grade Distribution Agreement with Tianqi HK (or one of its related bodies corporate); and

(b)                        the Rockwood Chemical Grade Off-take Agreement and the Rockwood Technical Grade Distribution Agreement with Rockwood (or one of its related bodies corporate).

G                             Tianqi and Rockwood wish to enter into this agreement in order to regulate their rights and obligations as Shareholders, and to provide for the obligations of Windfield in relation to the joint venture.

It is agreed as follows.

1                                        Definitions and Interpretation

1.1                              Definitions

The following definitions apply unless the context requires otherwise.

Acceptance Notice has the meaning given in clause 20.3.

Acquisition Agreement means the agreement referred to in Recital D.

Anti-Corruption Law means each of the Bribery Act 2010 (UK), the Foreign Corrupt Practices Act 1977 (15 U.S.C. § 78dd-1, et seq.), the Australian Criminal Code Act 1995 (Cth) and any other similar laws that address corruption in other applicable jurisdictions.

Board means the board of directors of Windfield.

Break Fee means the Tianqi Break Fee or the Rockwood Break Fee.

Budget and Business Plan means, at any particular time, the budget and business plan for the Windfield Group approved in accordance with clause 9.3 and in force at that time.

Business means the business of mining spodumene in Western Australia to produce chemical and technical grade lithium concentrates.

Business Day means a day which is not a Saturday, Sunday, or a public holiday in Chengdu, Frankfurt, New York or Perth.

Buyer has the meaning given in clause 22.1.

CEO has the meaning given in clause 4.4(a)(i).

CFO has the meaning given in clause 4.4(a)(ii).

A Change of Control, in relation to a Shareholder, occurs when a person (or persons who are acting in concert in relation to the affairs of the Shareholder or a holding company of the Shareholder), who did not control the Shareholder at the time it became a Shareholder, begins to control the Shareholder except if the Change of Control is caused solely by:

(a)                                 a bona fide acquisition of shares in the capital of, or a bona fide reorganisation undertaken by, the ultimate holding company of the Shareholder; or

(b)                                 the Shareholder beginning to be controlled by a subsidiary of its ultimate holding company.

Chemical Grade Off-take Agreement means the Tianqi Chemical Grade Off-take Agreement or the Rockwood Chemical Grade Off-take Agreement.

Closing Date has the meaning given in clause 20.3.

Commercial Manager has the meaning given in clause 4.4(a)(iii).

Completion has the meaning given in the Acquisition Agreement.

Conditions Precedent has the meaning given in the Acquisition Agreement.

Confidential Information has the meaning given in clause 24.1.

Constitution means the constitution of Windfield.

Corporations Act means the Corporations Act 2001 (Cth).

Deadlock, Deadlock Notice and Deadlock Transfer Notice each have the meaning given in clause 8.

Deed of Accession means a deed substantially in the form set out in Schedule 1 (or such other form as the Shareholders may approve).

Deed of Cross Charge, in relation to:

(a)                                 each of Tianqi and Rockwood, the deed of cross charge between them dated the date of this agreement; and

(b)                                 any other Shareholder, the deed of cross charge entered into by it substantially in the form set out in Schedule 2 (or such other form as the Shareholders may approve) before it became a Shareholder.

Default Notice has the meaning given in clause 21.2.

Defaulting Shareholder has the meaning given in clause 21.1.

Director means a person appointed or elected to the office of director of Windfield in accordance with clause 5.1 and the Constitution and includes any alternate director duly appointed and acting in the place of that director.

Drag-along Assets, Drag-along Debt, Drag-along Notice and Drag-along Shares each has the meaning given in clause 20.4.

End Date means 31 March 2014, or such later date as may be agreed between Tianqi and Rockwood.

Event of Default has the meaning given in clause 21.1.

Fair Market Value, in relation to any Relevant Assets, means their fair market value to be determined by reference to the following assumptions and bases:

(a)                                 on the basis of an arm’s length sale between a willing seller and a willing buyer who are acting knowledgeably, prudently and without compulsion;

(b)                                 if the Windfield Group is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)                                  taking into account the Finance Debt of the Windfield Group (including any amounts outstanding under a Rockwood Term Loan Agreement) in accordance with customary valuation principles;

(d)                                 taking into account the rights and other restrictions attached to the Relevant Assets (including whether the Relevant Assets do or do not (taken as a whole) confer any right of control of Windfield); and

(e)                                  taking into account any other information the Independent Expert considers relevant.

Finance Debt means indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)                                 a guarantee of Finance Debt or a guarantee given to a financier;

(b)                                 a finance lease;

(c)                                  a swap, option, hedge, forward, futures or similar transaction;

(d)                                 an acceptance, endorsement or discounting arrangement;

(e)                                  a redeemable share or redeemable stock; or

(f)                                   the deferred purchase price (for more than 90 days) of an asset or service,

or an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

Government Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a securities exchange.

IFRS means the International Financial Reporting Standards, as amended and updated during the term of this agreement.

Independent Expert means a person of appropriate reputation, standing and relevant valuation experience in a top tier international accounting firm, who has no direct or indirect personal interest in relation to the valuation of the Relevant Assets and who otherwise satisfies any independence requirements under applicable law, appointed under clause 21.4.

Insolvency Event in relation to a Shareholder means:

(a)                                 the Shareholder stopping or suspending or threatening to stop or suspend payment of all or a class of its debts;

(b)                                 the Shareholder entering into or resolving to enter into any arrangement, composition or compromise with or assignment for the benefit of its creditors or any class of them in any relevant jurisdiction;

(c)                                  the Shareholder being unable to pay its debts when they are due or being deemed under any statutory provision of any relevant jurisdiction to be insolvent;

(d)                                 a liquidator or provisional liquidator being appointed to the Shareholder or a receiver, receiver and manager, administrator, trustee or similar official being appointed over any of the assets or undertakings of the Shareholder, or an event analogous with any such event occurring in any relevant jurisdiction; or

(e)                                  an application or order being made or a resolution being passed for the winding up or dissolution of the Shareholder (except for the purposes of a bona fide reconstruction or amalgamation).

Leader means Leader Investment Corporation, incorporated in China.

Liabilities means debts, obligations, liabilities, losses, expenses, costs and damages of any kind and however arising, including penalties, fines, and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Material Breach, in respect of a Shareholder, means a breach of a Transaction Document (other than, in the case of Tianqi, a breach of clause 13) by the Shareholder or a related body corporate of the Shareholder which is material with regard to all relevant circumstances, including:

(a)                                 the nature of the relationship between the Shareholders and the need for each Shareholder to maintain the confidence of the others;

(b)                                 the nature of the breach (whether intentional, negligent or otherwise); and

(c)                                  the consequences of the breach for the Windfield Group and the other Shareholders.

Maturity Date has the meaning given in the applicable Rockwood Term Loan Agreement.

Non-defaulting Shareholder has the meaning given in clause 21.1.

Offeror has the meaning given in clause 20.1.

Permitted Regulatory Condition means, in respect of a proposed Transfer, a condition requiring that an approval or consent which the Offeror or the Buyer, as the case may be, requires under applicable law, or the requirements of a recognised securities exchange, in order to complete the Transfer, is obtained.

Permitted Security Interest means:

(a)                                 a charge or lien arising in favour of a Government Agency by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)                                 any mechanics’, workmen’s or other like lien arising in the ordinary course of business; or

(c)                                  any retention of title arrangement undertaken on arm’s length terms and in the ordinary course of business.

Prepayment Date has the meaning given in clause 13.2.

Previous Windfield Shareholders Agreement means the shareholders agreement dated 25 February 2013, as amended and restated on 20 March 2013, between Leader, Tianqi Parent, Tianqi HK, Windfield and, by deed of accession dated 17 April 2013, Talison.

PRC means the People’s Republic of China.

Related Transferor and Related Transferee each has the meaning given in clause 18.

Relevant Assets, Relevant Notice and Relevant Time each has the meaning given in clause 22.1.

Remaining Shareholder has the meaning given in clause 20.1.

Rockwood Break Fee means US$30 million.

Rockwood Chemical Grade Off-take Agreement has the meaning given in clause 16.2(b).

Rockwood Technical Grade Distribution Agreement has the meaning given in clause 16.1(b).

Rockwood Term Loan Agreement means either of the loan agreements entered into on the date of this agreement between Rockwood as lender and Windfield as borrower.

Sale Assets, Sale Debt and Sale Shares each has the meaning given in clause 21.2.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)                                 anything which gives a creditor priority to other creditors with respect to any asset; and

(b)                                 retention of title (other than on arm’s length terms and in the ordinary course of business) and a deposit of money by way of security.

It does not include:

(c)                                  an interest of the kind referred to in section 12(3) of the Personal Property Securities Act 2009 (Cth) where the transaction concerned does not, in substance, secure payment or performance of an obligation; or

(d)                                 a Permitted Security Interest.

Selling Shareholder has the meaning given in clause 22.1.

Share means an ordinary share in the capital of Windfield.

Shareholder means each party which holds Shares.

Shareholder Debt, in relation to a Shareholder, means at any time the aggregate amount outstanding at that time in respect of all Finance Debt provided to any Windfield Group Entity by the Shareholder or any related body corporate of the Shareholder.

Simple Majority means more than 50% of the votes cast on the resolution (including any casting vote) by or on behalf of those Directors present (including those Directors not present but having their vote cast on their behalf pursuant to clause 6.4(a)(ii)) and entitled to vote on the resolution concerned.

Special Majority means more than two-thirds of the votes cast on the resolution by or on behalf of those Directors present (including those Directors not present but having their vote cast on their behalf pursuant to clause 6.4(a)(ii)) and entitled to vote on the resolution concerned.

Special Majority Matter means each of the matters set out in Schedule 3.

Specified Loan Proportion, in relation to a Shareholder, means an amount calculated by reference to the following formula.

(A – C) x SP

where:

A is the total amount then outstanding under the Rockwood Term Loan Agreements;

SP is the Shareholder’s then Specified Proportion; and

C is the amount then available to Windfield for drawdown under any external finance facility which satisfies the conditions in clause 13.3 net of any third party fees and other costs incurred by Windfield in arranging that facility.

Specified Proportion, in relation to a Shareholder, means a fraction, the numerator of which is the total number of the Shares held by the Shareholder and the denominator of which is the total number of all the Shares (including the Shares held by that Shareholder) on issue, expressed as a percentage.

Tag-along has the meaning given in clause 20.1.

Tag-along Assets, Tag-along Debt, Tag-along Notice and Tag-along Shares each has the meaning given in clause 20.3.

Talison means Talison Lithium Pty Ltd (ACN 140 122 078), incorporated in Australia.

Talison Lithium Australia means Talison Lithium Australia Pty Ltd (ACN 139 401 308), incorporated in Australia.

Technical Grade Distribution Agreement means the Tianqi Technical Grade Distribution Agreement or the Rockwood Technical Grade Distribution Agreement.

Third Party Offer has the meaning given in clause 20.1.

Tianqi Break Fee means US$7.5 million.

Tianqi Chemical Grade Off-take Agreement has the meaning given in clause 16.2(a).

Tianqi Listco means Sichuan Tianqi Lithium Industries, Inc., incorporated in the PRC, and Tianqi Listco Sub has the meaning given in clause 19.

Tianqi Technical Grade Distribution Agreement has the meaning given in clause 16.1(a).

Transaction Document means:

(a)                                 this agreement;

(b)                                 the Constitution;

(c)                                  the Acquisition Agreement;

(d)                                 each Rockwood Term Loan Agreement;

(e)                                  each Deed of Cross Charge;

(f)                                   each Deed of Accession;

(g)                                  each Technical Grade Distribution Agreement; and

(h)                                 each Chemical Grade Off-take Agreement.

Transfer in relation to a Share or any Shareholder Debt means:

(a)                                 to sell, transfer, assign or otherwise dispose of or deal in;

(b)                                 to agree or offer (or grant any option which, if exercised, would enable a person) to sell, transfer, assign or otherwise dispose of or deal in;

(c)                                  to declare oneself a trustee of or part with the benefit of; or

(d)                                 to alienate any entitlement to, or legal or beneficial or equitable interest or right in, or in respect of,

the Share (or any interest in it or any part of it) or Shareholder Debt (or any interest in it or any part of it), whether done before, on or after the person attains any interest in it, but does not include to grant or create a Security Interest over or in respect of a Share.

Transfer Assets, Transfer Debt, Transfer Shares and Transferring Shareholder each has the meaning given in clause 20.1.

Transfer Date has the meaning given in clause 22.2.

Transfer Notice and Transfer Offer each has the meaning given in clause 20.2.

Windfield Group means Windfield and each of its subsidiaries from time to time, and a Windfield Group Entity means any one of them.

1.2                              Interpretation

Headings are for convenience only and do not affect interpretation.

(a)                                 Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(b)                                 Nothing in this agreement is to be interpreted against a party solely on the ground that the party put forward this agreement or a relevant part of it.

The following rules apply unless the context requires otherwise.

(c)                                  The singular includes the plural, and the converse also applies.

(d)                                 A gender includes all genders.

(e)                                  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(f)                                   A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(g)                                  A reference to a clause or Schedule is a reference to a clause of, or Schedule to, this agreement.

(h)                                 A reference to an agreement or document (including a reference to this agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this agreement or that other agreement or document.

(i)                                     A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(j)                                    A reference to a party to this agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(k)                                 A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(l)                                     A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(m)                             A reference to a right or obligation of Tianqi, Tianqi Parent or Tianqi HK confers that right, or imposes that obligation, as the case may be, on each of Tianqi Parent and Tianqi HK jointly and severally, and an approval or consent of either of them is a consent or approval of both of them.

(n)                                 A reference to time is to Perth time.

(o)                                 A reference to commercially sensitive information of a person is to any confidential information in the possession or control of the person that the person believes (acting reasonably):

(i)                                    is or is likely to be of a commercially sensitive nature; or

(ii)                                 the disclosure of which is prohibited by law or is likely to be damaging to its legal interests (including the loss of any legal privilege attaching to the information).

1.3                              Related bodies corporate

(a)                                 Subject to paragraph (c), an entity is a related body corporate of a person if it is a holding company, a subsidiary or another subsidiary of a holding company of that person.

(b)                                 Subject to paragraph (c), an entity is a subsidiary of another person (its holding company) if that person, whether directly or indirectly through one or more other subsidiaries:

(i)                                    holds a majority of the voting rights in it;

(ii)                                 is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)                              is a member or shareholder of it and controls alone, or pursuant to an agreement with other members or shareholders, a majority of the voting rights in it; or

(iv)                             has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors or other officers are obliged to comply.

(c)                                  In respect of the use of the terms related body corporate, holding company and subsidiary in this agreement only, no Windfield Group Entity is a related body corporate of a Shareholder and vice versa, such that no Shareholder is a holding company of a Windfield Group Entity and no Windfield Group Entity is a subsidiary of a Shareholder.

1.4                              Consents or approvals

If the doing of any act, matter or thing under this agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.

2                                        Windfield Initial Share Capital and Adoption of Constitution

2.1                              Windfield initial share capital

Immediately following Completion, Shareholdings in Windfield will be as follows:

(a)                                 such number of Shares as at that time represent 51% of the issued Shares held by Tianqi HK; and

(b)                                 such number of Shares as at the time represent 49% of the issued Shares held by Rockwood.

2.2                              Adoption of Constitution

Immediately following Completion, the Shareholders will adopt a constitution consistent with the terms of this agreement in replacement of the then existing constitution of Windfield.

3                                        Implementation

3.1                              Conditions Precedent

(a)                                 Each party must co-operate with each other party and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled as soon as reasonably possible, and in any event on or before the End Date.

(b)                                 Without limiting the generality of paragraph (a), each party must:

(i)                                    make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Condition Precedents to be fulfilled;

(ii)                                 not withdraw or procure the withdrawal of any application made or information supplied under paragraph (i) without the consent of the other Shareholder;

(iii)                              not take any action that would or would be likely to prevent or hinder the fulfilment of any Condition Precedent;

(iv)                             keep each/the other Shareholder informed of the status of any discussions or negotiations with any Government Agency in connection with any Condition Precedent, including by giving the (other) Shareholder copies (or, in the case of oral communications, details) of any material communication received from the Government Agency and notifying the (other) Shareholder on becoming aware of the fulfilment of the Condition Precedent or of it becoming incapable of being fulfilled; and

(v)                                give each/the other Shareholder drafts of any application or other material communication it intends to send to a Government Agency in connection with any Condition Precedent, afford the (other) Shareholder a reasonable opportunity to comment on the draft and give the (other) Shareholder a final draft of the communication before it is sent.

(c)                                  Windfield must not terminate the Acquisition Agreement on account of a failure to fulfil a Condition Precedent unless each Shareholder approves the termination.

(d)                                 Windfield must ensure that no Windfield Group Entity accepts any condition or gives any undertaking in connection with a Condition Precedent unless each Shareholder approves the terms of the condition or undertaking (acting reasonably).

(e)                                  If a Shareholder is requested to provide any commercially sensitive information in connection with any Condition Precedent, it may require reasonable arrangements to be implemented to protect the information including by:

(i)                                    redacting commercially sensitive information from any document it gives to another Shareholder or to a Windfield Group Entity;

(ii)                                 giving commercially sensitive information to a Government Agency directly; or

(iii)                              limiting disclosure of commercially sensitive information to a person’s professional advisors only.

(f)                                   A Shareholder is not required to take any action under this clause 3.1 in connection with a Condition Precedent (including to accept any condition or give any undertaking or approve a Windfield Group Entity accepting any condition or giving any undertaking) if it considers (acting reasonably) that it is against its commercial interests to do so. Each Shareholder acknowledges that it is not against its commercial interests to approve the giving by any Windfield Group Entity of undertakings to the Treasurer of the Commonwealth of Australia which are in substance similar to those given by Tianqi Parent on 22 November 2012, or to itself give an undertaking to the Treasurer that it will refrain from taking any action the purpose of which is to cause that Windfield Group Entity to breach any such undertakings.

3.2                              Break Fees

(a)                                 Rockwood must pay the Rockwood Break Fee to Tianqi HK if:

(i)                                    all Conditions Precedent have been fulfilled or waived (other than those which have not been fulfilled as a result of a breach by Rockwood of its obligations under clause 3.1); and

(ii)                                 (A)                              Rockwood fails to pay any amount when due in accordance with the Acquisition Agreement or a Rockwood Term Loan Agreement; or

(B)                              Tianqi terminates this agreement before Completion for a Material Breach by Rockwood or the occurrence of a Rockwood Insolvency Event.

(b)                                 Tianqi must pay the Tianqi Break Fee to Rockwood if:

(i)                                    all Conditions Precedent have been fulfilled or waived (other than those which have not been fulfilled as a result of a breach by Tianqi of its obligations under clause 3.1); and

(ii)                                 Rockwood terminates this agreement before Completion for a Material Breach by Tianqi or the occurrence of a Tianqi Insolvency Event.

(c)                                 If a Break Fee becomes payable, it must be paid in clear funds, without set-off or withholding, within five Business Days of demand by the Shareholder who is entitled to receive it. A Break Fee is only payable once. The purpose of each Break Fee is to compensate a Shareholder for its costs arising out of, and management time it has devoted to, the negotiation, preparation and execution of the Transaction Documents and the opportunity costs it has incurred in pursuing the transactions contemplated by the Transaction Documents over other alternative transactions.

(d)                                The payment of a Break Fee to a Shareholder does not limit that Shareholder’s right to claim reimbursement of losses in excess of the Break Fee in respect of any breach of a Transaction Document, including for any costs referred to in paragraph (c).

4                                        Business and Management of Windfield

4.1                              Scope of business

Unless the Shareholders otherwise agree, the business of the Windfield Group will, following Completion, be limited to the conduct, maintenance, improvement and extension of the Business.

4.2                              Conduct of business

Each Shareholder (in so far as it lawfully can do so) must exercise its powers in relation to Windfield to ensure that each Windfield Group Entity carries on and conducts the Business and its affairs generally:

(a)                                 in a proper and efficient manner;

(b)                                 in compliance with all applicable laws;

(c)                                  in accordance with the Transaction Documents and sound business practice; and

(d)                                 so as to give effect to the Budget and Business Plan.

4.3                              General policy determined by the Board

(a)                                 The Board is responsible for the overall direction and control of the management of the Windfield Group, and the formulation of the policies to be applied in the conduct of the Business.

(b)                                 The Board may delegate, on such conditions as it thinks fit, such day-to-day management powers to Windfield Group executives as it determines is appropriate from time to time.

4.4                              Executive management

(a)                                 Following Completion, the executive management of the Windfield Group shall include:

(i)                                    a chief executive officer (the CEO), who will report to the Board and, subject to clause 4.3, have such duties as are normally carried out by the chief executive officer of an Australian mining group;

(ii)                                 a chief financial officer nominated by Tianqi (the CFO), who will report to the Chief Executive Officer and, subject to clause 4.3, have such duties as are normally carried out by the chief financial officer of an Australian mining group; and

(iii)                              a commercial manager nominated by Rockwood (the Commercial Manager), who will report to the CEO and, subject to clause 4.3, be responsible for:

(A)                              the preparation of the market strategy for the Business (including market analysis, competitor analysis, product portfolio management, pricing and volume) for inclusion, following approval by the CEO, in each draft Budget and Business Plan to be prepared and submitted to the Board under clause 9.3(a)(ii);

(B)                              (1)                                execution of the market strategy for the Business included in the Budget and Business Plan; and

(2)                                marketing and promotion of the brands and products of the Business, negotiation of sales contracts with third parties and organisation of the order fulfilment process, in each case, subject always to the Budget and Business Plan and relevant Board policies and delegations.

(b)                                 The appointment and any material change to the terms of employment (including termination) of the CEO will be by decision of the Board, provided that a Shareholder with a Specified Proportion of 25% or more may veto any decision by the Board to appoint a person as the CEO by giving a notice to Windfield within five Business Days of the decision, but only in circumstances where that Shareholder has formed the view, acting reasonably, that:

(i)                                    the appointment of that person as CEO is likely to cause harm to the Windfield Group; or

(ii)                                 that person is not appropriately qualified, is not of good character or has a material personal conflict of interest.

(c)                                  The Shareholders agree to ensure that, if he continues to be the chief executive officer of Talison at Completion, the first CEO will be Lorry Mignacca.

(d)                                 Windfield Group executives shall be employed by Talison Services Pty Ltd (ACN 125 608 684) or such other Windfield Group Entity as the Board may approve from time to time. All compensation and other benefits payable to Windfield Group executives will be paid by members of the Windfield Group.

(e)                                  The CEO shall have the power to dismiss the CFO or the Commercial Manager for cause subject to first consulting with the Shareholder who nominated him. Otherwise:

(i)                                    the CFO may only be dismissed if Tianqi approves; and

(ii)                                 the Commercial Manager may only be dismissed if Rockwood approves.

(f)                                   Tianqi (in the case of the CFO) and Rockwood (in the case of the Commercial Manager) may require the dismissal of the CFO or the Commercial Manager (as applicable) and the employment of a new person nominated by it. In this case, Tianqi or Rockwood (as applicable) must indemnify Windfield for all Liabilities incurred by a Windfield Group Entity in connection with that dismissal other than the payment of accrued leave entitlements.

5                                        Board

5.1                              Directors

(a)                                 The Board shall comprise four Directors of which:

(i)                                    a Shareholder with a Specified Proportion of more than 40% is entitled to appoint and replace from time to time two Directors;

(ii)           a Shareholder with a Specified Proportion of between 25% and 40% (inclusive) is entitled to appoint and replace from time to time one Director; and

(iii)          any remaining vacancies are to be filled by the Board.

A Shareholder with a Specified Proportion of less than 25% is not entitled to appoint any Directors.

(b)                                 While a Shareholder has a Specified Proportion of more than 50%, it may designate that one of the Directors appointed by it is the Chairman of the Board. Otherwise, the Chairman of the Board may be any Director elected by the Board.

(c)                                  Subject to the approval of the Shareholder who appointed him, a Director may appoint an alternate with all the powers and rights of the Director.

(d)                                 Every appointment of a Director under this clause 5.1 will take effect when a notice of appointment is given by the appointing Shareholder and a consent to act is given by the appointee to Windfield and every removal of such a Director will take effect when a notice of removal is given by the appointing Shareholder to Windfield.

(e)                                  If the Specified Proportion of a Shareholder changes such that the entitlement of that Shareholder to appoint Directors under this clause 5.1 is reduced or lost, the Shareholders must do all things necessary, including causing the resignation or removal of Directors (as the case may be) to ensure that, at all times, the number of Directors reflects the entitlement of the Shareholder to appoint Directors.

(f)                                   A Shareholder may by notice to Windfield confer some or all of its Specified Proportion on another Shareholder for the purpose of this clause 5.1 and clause 6.2, in which case the other Shareholder’s Specified Proportion will be taken to include the amount conferred by the Shareholder until such time as the Shareholder gives notice to Windfield revoking the conferral.

5.2                              Nominee Directors

(a)                                 A Director appointed by a Shareholder may take into account the interests of the Shareholder and may act on its wishes in performing any of his duties or exercising any power, right or discretion as a Director, except in any particular case where no honest and reasonable director could have formed the view that, in so doing, the Director was acting in good faith in the best interests of Windfield as a whole.

(b)                                 In giving instructions to a Director that it has appointed, a Shareholder is not required to take into account the interests of Windfield, the Windfield Group or any other Shareholder.

5.3                              Director’s fees

Unless otherwise determined by a Special Majority, no director’s fees shall be paid by Windfield and a Shareholder must bear all travelling and other expenses incurred by a Director appointed by it in attending and returning from any Board meetings and performing his duties as a Director.

5.4                              D&O Policy

(a)                                 In respect of each Director, Windfield must:

(i)                                    to the extent permitted by applicable law;

(ii)                                 so far as is appropriate for a reasonably prudent company in Windfield’s circumstances; and

(iii)          consistent with generally accepted insurance industry practices including as to applicable exclusions and conditions,

take out and maintain an insurance policy insuring against Liabilities incurred by the Director in, or arising out of the conduct of the Business or any act or omission in his capacity as an officer of a Windfield Group Entity while he remains such an officer and for seven years after he ceases to be such an officer.

(b)                                 A party must not do or permit to be done anything which prejudices, and immediately rectify anything which might prejudice, cover under any insurance policy taken out by Windfield pursuant to paragraph (a).

6                                        Board Meetings and Resolutions of Directors

6.1                              Board meetings

(a)                                 The Board shall meet at least quarterly.

(b)                                 The Chairman of the Board or any two other Directors may call a Board meeting.

(c)                                  Reasonable notice shall be given to each Director of all Board meetings. Each notice of meeting shall contain, among other things, an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting and must be accompanied by any relevant papers for discussion at that meeting. Unless otherwise agreed by each Director, a Board meeting may only resolve matters specifically described in the agenda.

(d)                                 All Board meetings shall be held in Perth unless otherwise agreed by each Director.

(e)                                  Windfield must use all its reasonable endeavours to provide video, teleconference or such other communication facilities so as to enable Directors to attend and participate in a Board meeting remotely.

6.2                              Quorum

(a)                                 Subject to paragraph (c), a quorum for a Board meeting is constituted by the attendance (in person, remotely or by alternate) of at least two Directors who must include at least one Director appointed by each Shareholder (if any) who has a Specified Proportion of more than 40%.

(b)                                 No business is to be transacted at a Board meeting unless a quorum is present.

(c)                                  If a quorum is not present within 30 minutes of the time specified in the notice of meeting, the meeting will stand adjourned to the same day in the following week at the same time and place. If within 30 minutes after the time appointed for the adjourned meeting a quorum is not constituted, those Directors present at the adjourned meeting will constitute quorum for the meeting.

6.3                              Chairman

(a)                                 The Chairman of the Board is entitled to preside at all Board meetings.

(b)                                 If the Chairman is not present at a Board meeting, a Director appointed by the same Shareholder as the Chairman is entitled to preside at the meeting, failing which those Directors present may appoint one of their number to preside at the meeting.

6.4                              Voting entitlements

(a)                                 Each Director who is entitled to vote on a resolution:

(i)                                    has one vote on that resolution;

(ii)                                 if that Director is present at a Board meeting, an additional vote for any other Director who is appointed by the same Shareholder who:

(A)                              is unable to vote on one or more resolutions or who is not present at the Board meeting; and

(B)                              is either not represented by an alternate Director or is represented by an alternate Director who is present, but that alternate Director is unable to vote on one or more resolutions; and

(iii)                              if that Director is present at a Board meeting, an additional vote for any vacant Directorship who the same Shareholder is entitled to fill by appointment.

(b)                                 In the case of an equality of votes, the Chairman of the Board (or any Director presiding at a Board meeting in his place) has an additional casting vote.

(c)                                  Subject only to any applicable law to the contrary, a Director is entitled to vote on any resolution or matter coming before the Board.

6.5                             Voting thresholds; Special Majority Matters

(a)                                 A decision by the Board in respect of any matter (other than a Special Majority Matter) requires the approval of a Simple Majority of the votes cast on the matter.

(b)                                 A decision by the Board in respect of a Special Majority Matter requires the approval of a Special Majority of the votes cast on the matter.

(c)                                  A Special Majority Matter may not be implemented without Board approval. Where a Special Majority Matter requires shareholder approval under applicable law in order to be implemented, that matter must not be submitted to Shareholders for approval unless it has first been approved by the Board.

6.6                              Circular resolutions

Provided that notice has been given to all Directors, a written resolution signed (including in counterparts) by such number of Directors who are entitled to vote on the resolution as would together constitute:

(a)                                 quorum for a Board meeting;

(b)                                 in respect of any matter (other than a Special Majority Matter), a Simple Majority of a Board meeting at which all Directors are present; and

(c)                                  in respect of a Special Majority Matter, a Special Majority of a Board meeting at which all Directors are present,

shall be as effective as a resolution passed at a Board meeting.

7                                        Composition of boards of other Windfield Group Entities

The composition of the boards of directors of Windfield Group Entities (other than Windfield) after Completion shall:

(a)                                 be determined by Special Majority; or

(b)                                 if no decision is made prior to the date for notification of directors under the Acquisition Agreement, comprise the Directors,

and, except to the extent determined by Special Majority, clauses 5 and 6 shall otherwise apply in respect of the affairs of each Windfield Group Entity (other than Windfield) as if all references to ‘Board’ were to the board directors of such Windfield Group Entity and all references to ‘Windfield’ were to such Windfield Group Entity.

8                                        Deadlock

(a)                                 A Deadlock will occur if a Board resolution to approve a Special Majority Matter is voted on by Directors but not adopted, and Shareholders who appointed the Directors who voted to approve the proposal give notice (a Deadlock Notice) within one month of that vote being held that they wish to invoke the Deadlock procedures in this clause 8.

(b)                                 If the Deadlock procedures are invoked, the Shareholders must consult in good faith for one month from the date the Deadlock Notice is given with a view to reaching agreement on whether the proposal that was the subject of the Board resolution should be implemented.

(c)                                  If the Deadlock procedures are invoked at a time after Completion when no amount is outstanding by Windfield under either Rockwood Term Loan Agreement and, at the end of the one month period after the Deadlock Notice has been given, a Board resolution:

(i)                                    to adopt the proposal (whether in its original form or as modified); or

(ii)                                 confirming that the proposal should not be adopted,

has not been passed by a Special Majority, any Shareholder may give a notice (a Deadlock Transfer Notice) to each other Shareholder, with a copy to Windfield, in which it offers to sell all of its Shares and Shareholder Debt for Fair Market Value. The procedures which apply in respect of a Deadlock Transfer Notice shall be the same as those which apply to a Transfer Notice under clauses 20.2 and 20.3 except that the Deadlock Transfer Notice will not contain details of any Third Party Offer or trigger a Tag-

along and the Transfer Assets will comprise all of the Shareholder’s Shares and Shareholder Debt.

If acceptances are not received in respect of all of the Shares and Shareholder Debt the subject of the Deadlock Transfer Notice, then the Shareholder who gave the Deadlock Transfer Notice may, within one month after the expiry of the notice period applying to the Deadlock Transfer Notice, give a notice to the other Shareholders requiring that Windfield be wound up, following which the Shareholders must take all necessary steps to wind up Windfield promptly (the costs for which shall be borne by the Shareholders in their Specified Proportions).

9                                        Financial Matters and Information

9.1                              Financial year

(a)                                 The current financial year of Windfield commenced on the date of its incorporation and will end on 31 December 2013. Thereafter, each subsequent financial year shall commence on 1 January and end on 31 December.

(b)                                 Windfield must use all its reasonable endeavours to cause each other Windfield Group Entity to adopt a 31 December financial year-end (to the extent it has not already done so).

9.2                              Accounting principles

Windfield must:

(a)                                 cause written financial records to be kept that correctly record and explain the transactions and financial position and performance of the Windfield Group;

(b)                                 ensure that each financial statement provided under clause 9.4(b):

(i)                                    complies with:

(A)                              IFRS, except to the extent disclosed in them; and

(B)                              all applicable laws; and

(ii)                                 gives a true and fair view of the consolidated financial position and performance of Windfield, at the date, and for the period ending on the date, to which that statement is prepared.

9.3                              Budget and Business Plan

(a)                                 From Completion:

(i)                                    in respect of the then current financial year, the then current budget and business plan of the Windfield Group will apply as the Budget and Business Plan, subject to any modifications recommended by the CEO and approved by the Board; and

(ii)                                 in respect of each financial year thereafter, following timely consultation in good faith with each Shareholder, the CEO shall cause a draft Budget and Business Plan, which conforms with good corporate practice expected of an equivalent-sized Australian mining group, to be prepared and submit it to the Board with his recommendation that it be approved, in sufficient time so that it may be approved at least one month before the commencement of that financial year.

(b)                                 Each Budget and Business Plan must:

(i)                                    accommodate the performance by each relevant Windfield Group Entity of its obligations under the Transaction Documents; and

(ii)                                 provide for Windfield Group employee and contractor compensation, benefits and bonuses that are consistent with the performance of the Business and market rates.

(c)                                  Subject to paragraph (e), the Board may approve a draft Budget and Business Plan with or without amendment. Approval of a Budget and Business Plan constitutes authority for the CEO to undertake all relevant action and incur all approved expenditure contemplated by it, subject to compliance with any condition of that approval.  Nothing in the Budget or Business Plan will limit the operation of clause 4.3.

(d)                                 Board approval is required for each of the following:

(i)                                    approval of a Budget and Business Plan, or any material change to it;

(ii)                                 capital expenditure by a Windfield Group Entity in any financial year if at the time aggregate capital expenditure by all Windfield Group Entities in that year, not contemplated by the Budget and Business Plan, has exceeded 10% of aggregate capital expenditure contemplated by the Budget and Business Plan for that year (exclusive of GST); and

(iii)                              operational expenditure by a Windfield Group Entity in any financial year if at the time aggregate operational expenditure by all Windfield Group Entities in that year, not contemplated by the Budget and Business Plan, has exceeded 10% of aggregate operational expenditure contemplated by the Budget and Business Plan for that year (exclusive of GST).

(e)                                  A Shareholder with a Specified Proportion of 25% or more may veto any decision by the Board to approve any of the matters referred to in paragraph (d) by giving a notice to each other Shareholder, copied to Windfield, within five Business Days of the decision, but only in circumstances where that Shareholder has formed the view, acting reasonably, that implementation of the decision will or is likely to bring about a fundamental change in the nature, operations or gearing of the Business, or commencement of a new business, or if capital or operating expenditure is significantly greater than that required in the ordinary course of the Business. The veto may be applied in full or in part. If the veto is applied in part, those aspects that are not vetoed may be implemented.

(f)                                   If in respect of any financial year, a Budget and Business Plan is not approved, the Budget and Business Plan that was last approved, adjusted for inflation, shall apply until a new Budget and Business Plan is approved.

9.4                              Information

Windfield must provide to each Shareholder as soon as practicable:

(a)                                 after it is approved by the Board, each Budget and Business Plan and any material modifications to it;

(b)                                 and in any event not later than four months after the end of each financial year, the audited consolidated accounts of Windfield in respect of that financial year;

(c)                                  and in any event not later than one month after the end of each quarter of a financial year, unaudited management accounts of the Windfield Group which must include detailed statements of financial performance, financial position and cash-flow, details of any variances from the Budget and Business Plan and such other financial information as the Board may determine from time to time;

(d)                                 copies of all information and reports provided by any Windfield Group Entity to:

(i)                                    its debt financiers (or prospective debt financiers) or any securities exchange on which it listed; or

(ii)                                 any Government Agency, other than information and reports of a routine nature incidental the Business;

(e)                                 any additional financial information the Shareholder may reasonably request for the purpose of enabling the Shareholder to reconcile any financial information of the Windfield Group to the accounting principles and practices to which it is subject, but on the basis that no Windfield Group Entity will be required to give any representations concerning the accuracy of any such reconciliation; and

(f)                                  any other information the Shareholder may reasonably require from time to time (subject to there being no unreasonable prejudice to the day-to-day business operations of the Windfield Group in providing such information).

9.5                              Shareholder financial audit

(a)                                 Windfield must, subject to a Shareholder giving reasonable notice to Windfield, give that Shareholder and its employees, auditors and advisers such access to the financial records and premises of any member of the Windfield Group as the Shareholder reasonably requires for the purpose of the Shareholder satisfying its financial or other reporting or compliance requirements under any law applicable to the Shareholder, or satisfying the requirement of any Governmental Agency in respect of such Shareholder.

(b)                                 A Shareholder may also (at its cost) employ a person to assist it with its reporting and compliance requirements in respect of its investment in the Windfield group, and such person will be allowed such access on Business Days to the financial records and premises of the members of the Windfield Group as the Shareholder reasonably requires for the purpose referred to in paragraph (a) above, and will be provided with office accommodation and reasonable administrative assistance by the Windfield Group.

9.6                              US tax election

The Windfield Group Entities must make any elections regarding entity status under United States Treasury Regulation section 301.7701-3 and any other United States federal, state and local income tax elections as directed by Rockwood.

10                                 Distribution Policy

(a)                                 Windfield must not declare or pay any dividends or other distributions on any share in its capital while any amount remains outstanding under either Rockwood Term Loan Agreement.

(b)                                 Subject to:

(i)                                    paragraph (a);

(ii)                                 any applicable law;

(iii)                              any contrary agreement between the Shareholders;

(iv)                             any restrictions imposed by any external financing arrangements entered into by a Windfield Group Entity; and

(v)                                the appropriation of reasonable reserves for the working capital requirements of the Windfield Group,

Windfield must distribute all available cash and cash equivalents of the Windfield Group either in the form of dividends or the pro rata repayment of outstanding Shareholder Debt at least annually and in the most reasonably practicable tax efficient manner.

11                                 Shareholder Activities

Subject to any express restrictions in the Transaction Documents, each Shareholder acknowledges that each other Shareholder and its related bodies corporate may engage directly or indirectly in activities which are or may be competitive with the business of the Windfield Group.

12                                 Compliance Policies

12.1                       Anti-corruption and sanctions

(a)                                 Windfield must ensure that no Windfield Group Entity and no person who performs services for or on behalf of a Windfield Group Entity engages in any activity or conduct that has or will result in a violation of:

(i)                                    any Anti-Corruption Laws; or

(ii)                                 any applicable laws relating to economic or trade sanctions.

(b)                                 Windfield must adopt and maintain adequate procedures for the Windfield Group to ensure compliance with its obligations under paragraph (a), including the prevention of bribery within the meaning of section 7(3) of the Bribery Act 2010 (UK) and any equivalent provision of any other Anti-Corruption Law by any person who performs services for or on behalf of any Windfield Group Entity.

(c)                                  The procedures referred to in paragraph (b) shall be in accordance with any official guidance published from time to time pursuant to any Anti-Corruption Law or applicable laws relating to economic or trade sanctions.

12.2                       Other compliance policies

If a Shareholder or the holding company of a Shareholder is required by its applicable law (including applicable securities laws and regulations), or the requirements of any recognised securities exchange which apply to it, to ensure that Windfield establishes any internal regulatory and compliance policies and procedures in addition to those referred to in clause 12.1(b), Windfield must take all reasonable steps to establish such policies and procedures as are requested by that Shareholder.

13                                 Refinancing of Rockwood Term Loan

13.1                       Commitment to refinance

(a)                                 On the Maturity Date, each Shareholder must pay to or at the direction of Windfield in clear funds an amount equal to its Specified Loan Proportion.

(b)                                 The amounts referred to in clause 13.1(a) must be paid as equity, unless all Shareholders agree otherwise.

13.2                       Acceleration of refinancing

(a)                                 Tianqi may elect to bring forward each Shareholder’s payment obligations under clause 13.1(a) to a Business Day (the Prepayment Date) which falls at least one month after the date it gives notice of the acceleration to all other Shareholders and to Windfield.

(b)                                 If Tianqi makes the election contemplated in paragraph (a):

(i)                                    Windfield must give to Rockwood Lender any notice of prepayment required under applicable Rockwood Term Loan Agreement; and

(ii)                                 subject to the simultaneous performance by each Shareholder of its payment obligations, each Shareholder must make the payment contemplated under clause 13.1(a) on the Prepayment Date instead of the Maturity Date.

13.3                       External refinancing

(a)                                 Promptly following a request by Tianqi to do so, Windfield must cause the CEO and CFO to solicit proposals for a refinancing by Windfield of up to US$250 million of the amount then outstanding under the applicable Rockwood Term Loan Agreement for consideration by the Board.

(b)                                 Subject to receiving at least three separate refinancing proposals from unrelated financial institutions (or syndicates), the CEO and CFO may submit those refinancing proposals, one of which will be their recommended refinancing proposal (the recommended proposal) to the Board with a joint recommendation that it be approved.

(c)                                  A refinancing proposal must not be implemented unless it is a recommended proposal and approved by a Special Majority. Each Shareholder must ensure that any Director appointed by it actively participates in the Board’s consideration of any recommended proposal and, to the extent permitted by law, that such Director does not unreasonably withhold or delay his support for a recommended proposal. It shall be unreasonable for a Director to withhold his support for a recommended proposal if the recommended proposal satisfies the requirements of a ‘Permitted Refinancing’ under the applicable Rockwood Term Loan Agreement.

14                                 Additional Funding

(a)                                 Subject to any obligations it has under the Acquisition Agreement or under a Rockwood Term Loan Agreement, or any obligations it has under clause 13, unless otherwise agreed by it, a Shareholder has no obligation to provide any capital to Windfield or to give any guarantee or indemnity in respect of the liabilities of any Windfield Group Entity.

(b)                                 Windfield’s ongoing funding requirements shall be determined by the Board from time to time, provided that:

(i)                                    each Shareholder will be given a reasonable opportunity to participate in any further debt or equity fundraising in proportion to its Specified Proportion; and

(ii)                                 such further fundraisings will, insofar as is reasonably practicable, be structured to be tax effective for each Shareholder.

(c)                                  Each Shareholder acknowledges that:

(i)                                    it may have its Specified Proportion reduced if it does not participate in any proposed equity fundraising (or any debt fundraising involving the issue of securities convertible into equity); and

(ii)                                 unless otherwise agreed by Rockwood, any loan by a Shareholder to any Windfield Group Entity will be subordinated to any amounts outstanding under either Rockwood Term Loan Agreement.

(d)                                 Windfield must ensure that no Windfield Group Entity incurs any Financial Debt, or grants any Security Interest over its assets, while any amounts are outstanding under the

Rockwood Term Loan Agreement, except for any Financial Debt incurred or Security Interest granted or created:

(i)                                    to another Windfield Group Entity;

(ii)                                 to Rockwood under a Rockwood Term Loan Agreement;

(iii)                              in connection with the repayment of an amount outstanding under a Rockwood Term Loan Agreement, provided that the proceeds are so applied;

(iv)                             to a Shareholder and which complies with paragraph (c)(ii); and

(v)                                in the ordinary course of business to fund working capital requirements.

15                                 Non-solicitation of Windfield Group Employees

A Shareholder must not (and must ensure that none of its related bodies corporate) agree to employ any person (or enter into any other arrangement which is materially similar to an employment relationship):

(a)                                 while he is employed by any Windfield Group Entity; and

(b)                                 for up to one year after he ceases to be employed by any Windfield Group Entity,

without the approval of the Board.

16                                 Lithium Distribution and Off-take Arrangements

16.1                       Technical grade lithium

(a)                                 Tianqi HK (or one of its related bodies corporate) must enter into, and the parties must procure that Talison Lithium Australia enters into, a distribution agreement substantially in the form set out in Schedule 5 for the exclusive supply and distribution of technical-grade lithium concentrates within the PRC, Hong Kong and Taiwan with effect from Completion (the Tianqi Technical Grade Distribution Agreement).

(b)                                Rockwood (or one of its related bodies corporate) must enter into, and the parties must procure that Talison Lithium Australia enters into, a distribution agreement substantially in the form set out in Schedule 5 for the exclusive supply and distribution of technical-grade lithium concentrates outside the PRC, Hong Kong and Taiwan with effect from Completion (Rockwood Technical Grade Distribution Agreement).

(c)                                 During the period between execution of this Agreement and Completion, Tianqi HK and Rockwood:

(i)                                    acknowledge that the distribution arrangements for technical grade products between Talison Lithium Australia and Tianqi HK (and its related bodies corporate) or third parties (including S&B Industrial Minerals) shall continue in full force and effect;

(ii)                                 agree that:

(A)                              such replacement distribution arrangements for technical grade products as may be required may be entered into between Talison Lithium Australia and Tianqi HK (or its related bodies corporate) or third parties (including S&B Industrial Minerals) on the same material terms and conditions as currently exist between Talison Lithium Australia and such entities, but not for a period of more than 6 months, unless otherwise agreed between Tianqi HK and Rockwood;

(B)                              Talison Lithium Australia must not enter into any new distribution agreements for technical grade products; and

(C)                              Talison Lithium Australia may enter into new sales contracts, new short term orders or delivery arrangements for technical grade products, provided that the aggregate volume of such products does not exceed the budgeted volume by more than 10% for the first quarter of 2014.

(d)                                 During the period between execution of this Agreement and Completion, Tianqi HK and Rockwood will use all reasonable endeavours to transition any customer relationships in respect of technical grade products.

(e)                                  On Completion, Tianqi HK and Rockwood must procure that Talison Lithium Australia, and Tianqi HK must (and procure that any of its related bodies corporate must), terminate any arrangements contemplated by paragraph (c) that are between Talison Lithium Australia and Tianqi HK (and/or its related bodies corporate). Any arrangements between Talison Lithium Australia and third parties contemplated under paragraph (c) shall continue in effect and expire in accordance with their terms, except for the arrangements currently in place with S&B Industrial Minerals, which will be terminated as soon as reasonably practicable with the costs associated with such termination to be borne by Talison Lithium Australia.

16.2                       Chemical-grade lithium

(a)                                 Tianqi HK (or one of its related bodies corporate) must enter into, and the parties must procure that Talison Lithium Australia enters into, an agreement substantially in the form set out in Schedule 4 for the supply of chemical-grade lithium concentrates with effect from Completion (the Tianqi Chemical Grade Off-take Agreement).

(b)                                 Rockwood (or one of its related bodies corporate) must enter into, and the parties must procure that Talison Lithium Australia enters into, an agreement substantially in the form set out in Schedule 4 for the supply of chemical-grade lithium concentrates with effect from Completion (Rockwood Chemical Grade Off-take Agreement).

(c)                                  During the period between execution of this Agreement and Completion, Tianqi HK and Rockwood:

(i)                                    acknowledge that any sales contracts entered into between Talison Lithium Australia and Tianqi HK (and/or its related bodies corporate) or third parties shall continue in full force and effect; and

(ii)                                 agree that Talison Lithium Australia shall be entitled to enter into sales contracts in respect of any chemical grade lithium concentrates with Tianqi HK (and its related bodies corporate) or third parties on the same material terms and conditions as currently exist between Talison Lithium Australia and such purchasing entities, but for no longer than terms of six months unless otherwise agreed between Tianqi HK and Rockwood.

On Completion, Tianqi HK and Rockwood must procure that Talison Lithium Australia , and Tianqi HK must (and procure that any of its related bodies corporate must), terminate any arrangements contemplated by this paragraph (c) that are between Talison Lithium Australia and Tianqi HK (and/or its related bodies corporate). Any arrangements between Talison Lithium Australia and third parties shall continue in effect and expire in accordance with their term.

17                                 Transfer of Shares and Shareholder Debt

17.1                       Restriction on Transfer

A Shareholder must not Transfer any Shares or Shareholder Debt unless the Transfer is:

(a)                                 to a wholly-owned subsidiary of its ultimate holding company in accordance with clause 18;

(b)                                 in the case of Tianqi HK, to Tianqi Listco or a wholly-owned subsidiary of Tianqi Listco in accordance with clause 19;

(c)                                  to a Remaining Shareholder or Offeror in accordance with clause 20;

(d)                                required in connection with a Change of Control, Material Breach or Insolvency Event of a Shareholder in accordance with clause 21; or

(e)                                 to another Shareholder in accordance with clause 8(c) a result of acceptance by that Shareholder of an offer in a Deadlock Transfer Notice,

but in each case subject to any applicable requirements in clause 22 (including the requirement in clause 22.6 that the Transferee, unless they are an existing Shareholder, enters into a Deed of Accession and a Deed of Cross Charge).

17.2                       Prohibition on Transfers to third parties in first 12 months

Despite clause 17.1(c), a Shareholder must not Transfer any Shares or Shareholder Debt in reliance on that clause 17.1(c) until the first anniversary of the date Completion occurs.

18                                 Permitted Transfers to Certain Related Bodies Corporate

(a)                                 A Shareholder (the Related Transferor) may Transfer any of its Shares and any Shareholder Debt to a wholly-owned subsidiary of its ultimate holding company (the Related Transferee).

(b)                                 Notwithstanding clause 28(a)(i), the Related Transferor (but not a Related Transferor in any subsequent transfer pursuant to this clause 18) shall remain a party with joint and several liability for the obligations of the Related Transferee (and any subsequent Related Transferee) until such time as all Related Transferees have ceased to be a party.

19                                 Permitted Transfer to Tianqi Listco

(a)                                 Tianqi HK may Transfer any of its Shares and any Shareholder Debt to Tianqi Listco or a wholly-owned subsidiary of Tianqi Listco (Tianqi Listco Sub).

(b)                                 Windfield must provide Tianqi Listco with all assistance (including access to employees, and provision of information such as valuation information and historical and forward looking financial information) which it requires in order to obtain any necessary shareholder or regulatory approvals for, or undertake fundraising activities in connection with, any proposed purchase by Tianqi Listco of Shares and/or Shareholder Debt from Tianqi HK.

(c)                                  Without limiting paragraph (b), each Shareholder and Windfield acknowledge and agree that Windfield will hold any special board meetings necessary to approve any valuation or financial information in respect of the Windfield Group which Tianqi Listco requires for the purposes of such fundraising, and that Tianqi Listco will be permitted to disclose such information if required to do so by the security laws and regulations in the PRC in order to undertake such fundraising (provided that Tianqi Listco makes reasonable efforts not to disclose business sensitive information).

(d)                                 If Tianqi HK Transfers all of its Shares to Tianqi Listco or Tianqi Listco Sub then, subject to Tianqi Listco (and, if applicable, Tianqi Listco Sub) entering into a Deed of Accession and a Deed of Cross Charge:

(i)                                    in the case of a Transfer to Tianqi Listco, Tianqi Listco is substituted for Tianqi under this agreement; and

(ii)                                 in the case of a Transfer to Tianqi Listco Sub, Tianqi Listco is substituted for Tianqi Parent and Tianqi Listco Sub is substituted for Tianqi HK under this agreement.

20                                 Right of First Refusal

20.1                       Third Party Offer

Where a Shareholder (the Transferring Shareholder) has received a bona fide arm’s-length offer from a third party (the Offeror) for any of its Shares (the Transfer Shares) and any Shareholder Debt (the Transfer Debt and, together with the Transfer Shares, the Transfer Assets), and that offer (the Third Party Offer):

(a)                                 is irrevocable and unconditional except for any Permitted Regulatory Condition;

(b)                                 states a cash price for the Transfer Assets;

(c)                                  contains all material terms and conditions (including the price, intended completion date and Permitted Regulatory Conditions); and

(d)                                 if the Specified Proportion of the Offeror following the Transfer to it of all Shares which are then the subject of outstanding Third Party Offers by it would exceed 75% or if the Transfer Shares alone represent a Specified Proportion of 25% or more, includes an offer to acquire all the Shares and any Shareholder Debt of the other Shareholder (the Remaining Shareholder) at the same price as and on no less favourable terms than those which apply in respect of the Transfer Assets (a Tag-along), the Transferring Shareholder may accept that Third Party Offer, but only after complying with the requirements of this clause 20.

20.2                       Issue of Transfer Notice to the Remaining Shareholders

If the Transferring Shareholder determines that it wishes to accept the Third Party Offer, it must give a notice (the Transfer Notice) to each Remaining Shareholder, copied to Windfield, containing details of the Third Party Offer (including the name of the Offeror, the cash price offered for the Transfer Assets and all material terms and conditions) and upon giving the Transfer Notice, the Transferring Shareholder is deemed to:

(a)                                 make an offer to sell the Transfer Assets to each Remaining Shareholder (the Transfer Offer) at the same cash price as and on no less favourable terms than those set out in the Third Party Offer; and

(b)                                 provide confirmation that:

(i)                                    Windfield is the agent of the Transferring Shareholder for the sale of the Transfer Assets; and

(ii)                                 the Remaining Shareholders may elect to proceed in accordance with one of the options in clause 20.3.

20.3                       Choices open to the Remaining Shareholders

A Remaining Shareholder who is given a Transfer Notice may do one of the following.

(a)                                 Accept the Transfer Offer

(i)                                    If a Remaining Shareholder wishes to accept the Transfer Offer, it must give a notice (an Acceptance Notice) to the Transferring Shareholder within 20 Business Days after the date the Transfer Notice is given (the Closing Date), copied to Windfield, confirming its acceptance of the Transfer Offer.

(ii)                                 A Remaining Shareholder may only accept a Transfer Offer in respect of all of the Transfer Assets. If there is more than one Remaining Shareholder who has given an Acceptance Notice in respect of a Transfer Offer, each such Remaining Shareholder will be deemed to have accepted the Transfer Offer in respect of that proportion of the Transfer Assets which the number of Shares for the time being held by that Remaining Shareholder bears to the total number of Shares held by the Remaining Shareholders who have given an Acceptance Notice.

(iii)                              If a Remaining Shareholder does not wish to accept the Transfer Offer, it may either give a notice to the Transferring Shareholder, copied to Windfield, by the Closing Date declining the Transfer Offer or do nothing in which case it will, on the Closing Date, be deemed to have declined the Transfer Offer.

(iv)                             Within three Business Days after the Closing Date, the Transferring Shareholder must notify Windfield of the names and addresses of the Remaining Shareholders which have agreed to buy Transfer Assets and the amount of Transfer Assets each Remaining Shareholder has agreed to buy and notify each Remaining Shareholder of the amount of Transfer Assets it has agreed to buy.

(v)                                If no Acceptance Notices are given to the Transferring Shareholder, then no earlier than five Business Days after the Closing Date the Transferring Shareholder is, subject to clause 20.4, free to accept the Third Party Offer and sell all the Transfer Assets to the Offeror at the same price as and on no more favourable terms than those set out in the Third Party Offer, provided that such sale must be completed within three months after the Closing Date (or such longer period which is necessary to satisfy any Permitted Regulatory Condition to which such sale is subject, but in any event no later than six months after the Closing Date).

(b)                                 Tag-along

(i)                                    If the Third Party Offer includes a Tag-along and the Remaining Shareholder wishes to accept the Tag-along it may give a notice (the Tag-along Notice) to the Transferring Shareholder by the Closing Date, copied to Windfield, electing to sell all of its Shares (the Tag-along Shares) and any Shareholder Debt (the Tag-along Debt and together with the Tag-along Shares, the Tag-along Assets) to the Offeror, at the same cash price as and on no less favourable terms than those contained in the Third Party Offer.

(ii)                                 The Transferring Shareholder is then prohibited from selling the Transfer Assets to the Offeror unless the Offeror agrees to purchase the Tag-along Assets at the same time, at the same cash price as and on no less favourable terms than those contained in the Third Party Offer.

20.4                       Drag-along

Subject to the right of the Remaining Shareholder to exercise their right of first refusal under clause 20.3(a), if the Specified Proportion of the Offeror following the Transfer to it of all Shares which are then the subject of outstanding Third Party Offers by it would exceed 75%, then within three Business Days of the date on which the Transferring Shareholder accepts the Third Party Offer, the Transferring Shareholder may give a notice (the Drag-along Notice) to the Remaining Shareholder requiring it to sell to the Offeror on the terms of the Third Party Offer all (but not some only) of their Shares (the Drag-along Shares) and any Shareholder Debt (the Drag-along Debt and together with the Drag-along Shares the Drag-along Assets).

21                                 Transfer on Event of Default

21.1                       Event of Default

If:

(a)                                 a Change of Control occurs in respect of a Shareholder without the prior consent of the other Shareholders;

(b)                                 a Shareholder commits a Material Breach that remains unremedied one month after Windfield or another Shareholder gives it notice of the breach;

(c)                                  an Insolvency Event occurs in respect of a Shareholder; or

(d)                                 Tianqi does not pay on the Maturity Date or the Prepayment Date (as applicable) the amount payable under clause 13.1,

the relevant Shareholder (the Defaulting Shareholder) has committed an Event of Default and must notify the other Shareholders (the Non-defaulting Shareholders) immediately.

21.2                       Default Notice

(a)                                 Following an Event of Default, any Non-defaulting Shareholder may give notice (a Default Notice) within one month of it becoming aware of the Event of Default, in which case the Defaulting Shareholder will be deemed to have offered to sell all of the Defaulting Shareholder’s Shares (the Sale Shares) and any Shareholder Debt (the Sale Debt and together with the Sale Shares, the Sale Assets) to each Non-defaulting Shareholder, at the price referred to in clause 21.3 and subject to the satisfaction or waiver of any Permitted Regulatory Condition set out in the Default Notice.

(b)                                If a Non-defaulting Shareholder wishes to accept the offer, it must give a notice to all other Shareholders within one month after the date the Default Notice is given, copied to Windfield, confirming its acceptance of the offer.

(c)                                 A Non-defaulting Shareholder may only accept the offer in respect of all of the Sale Assets. If there is more than one Non-defaulting Shareholder who has accepted the offer, each such Non-defaulting Shareholder will be deemed to have accepted the offer in respect of that proportion of the Sale Assets which the number of Shares for the time being held by that Non-defaulting Shareholder bears to the total number of Shares held by the Non-defaulting Shareholders who have accepted the offer.

(d)                                 The sale and purchase of any Sale Assets shall be made on the terms set out in clause 22.

(e)                                  Any offer and acceptance in relation to a Default Notice given following an Event of Default under clause 21.1(d) is void if Tianqi remedies the Event of Default within one month after the date the Default Notice is given.

21.3                       Price

The price at which a Non-defaulting Shareholder is entitled to buy Sale Assets is:

(a)                                 in the case of a Material Breach, an amount equal to 90% of their Fair Market Value; and

(b)                                 in all other cases, an amount equal to their Fair Market Value,

as determined in accordance with clause 21.4, less reasonable external fees and expenses incurred by the Non-defaulting Shareholder in enforcing its rights under this clause 21.

21.4                       Determination of Fair Market Value

(a)                                 The Shareholders shall have one month from the date of the Default Notice to come to an agreement on the Fair Market Value of the Sale Assets. If the Shareholders are unable to reach an agreement within that time (or such other period as the Shareholders may agree), Windfield must appoint an Independent Expert to value the Sale Assets.

(b)                                 The Independent Expert will be selected by agreement between the Shareholders or, failing agreement between them within five Business Days after they commence to discuss the selection of that Independent Expert, by the President of The Institute of Arbitrators & Mediators Australia.

(c)                                  Windfield must instruct the Independent Expert to determine the Fair Market Value of the Sale Assets within one month of his appointment.

(d)                                 The parties must supply the Independent Expert with any information, assistance and co-operation which he may reasonably request in connection with his determination, subject to such confidentiality obligations as a disclosing party may consider appropriate.

(e)                                 The fees and expenses of the Independent Expert will be borne by the Defaulting Shareholder.

(f)                                  The Independent Expert will act as an expert and not as an arbitrator and his decision will, in the absence of manifest error, be final and binding on the Shareholders and not subject to review.

22                                 Terms and Consequences of Transfers of Shares

22.1                       Definitions

In this clause 22:

(a)                                 Buyer means in the case of:

(i)                                    clause 8, if one or more Acceptance Notices are given, each Remaining Shareholder buying Transfer Assets; or

(ii)                                 clause 20:

(A)                              if one or more Acceptance Notices are given, each Remaining Shareholder buying Transfer Assets; or

(B)                              if a Tag-along Notice or a Drag-along Notice is given, the Offeror; and

(iii)                              clause 21, a Non-defaulting Shareholder electing to buy Sale Assets;

(b)                                 Relevant Assets means in the case of:

(i)                                    clause 8, all the Shares and any Shareholder Debt of the Shareholder who gave the Deadlock Transfer Notice;

(ii)                                 clause 20, the Transfer Assets, the Drag-along Assets or the Tag-along Assets; and

(iii)                              clause 21, the Sale Assets;

(c)                                  Relevant Notice means in the case of:

(i)                                    clause 8, the Deadlock Transfer Notice;

(ii)                                 clause 20, the Transfer Notice; and

(iii)                              clause 21, the Default Notice;

(d)                                 Relevant Time means in the case of:

(i)                                    clause 8, the date the Fair Market Value is determined in accordance with clause 21.4;

(ii)                                 clause 20, the date the last Acceptance Notice is given or, in the case of Drag-along Assets, the date the Drag-along Notice is given or, in the case of Tag-along Assets, the date the Tag-along Notice is given; and

(iii)                              clause 21, the date the Fair Market Value is determined in accordance with clause 21.4; and

(e)                                  Selling Shareholder means in the case of:

(i)                                    clause 8, the Shareholder who gave the Deadlock Transfer Notice;

(ii)                                 clause 20, the Transferring Shareholder and, if a Tag-along Notice or Drag-along Notice is given, the Remaining Shareholder; and

(iii)                              clause 21, the Defaulting Shareholder.

22.2                      Completion of certain Transfers

(a)                                 Any Transfer of Relevant Assets made under the provisions of clauses 8, 20 and 21 shall be made in accordance with this clause 22.2 and, in the case of a Transfer by a Transferring Shareholder or a Remaining Shareholder to an Offeror, on terms agreed with the Offeror to the extent those terms are not inconsistent with this clause 22.2.

(b)                                 The Selling Shareholder and the Buyer may request the addition of any necessary Permitted Regulatory Conditions or adjustments to existing Permitted Regulatory Conditions, but only to the extent necessary to be able to complete the transfer of the Relevant Assets. Each of the Selling Shareholder and the Buyer must use all its reasonable endeavours to ensure the satisfaction of any Permitted Regulatory Condition applying to it as soon as possible.

(c)                                  If any Permitted Regulatory Condition is not satisfied or waived within six months after the Relevant Notice is given, then the Relevant Notice lapses. If the Relevant Notice is a Transfer Notice, then the Transfer Assets may be Transferred to the Offeror.

(d)                                 Completion of the transfer of the Relevant Assets shall take place 10 Business Days after the Relevant Time or the date of satisfaction or waiver of all Permitted Regulatory Conditions (whichever is the later) (the Transfer Date) and at such reasonable time and place as the Selling Shareholder and the Buyer agree or, failing agreement, at 11am (Perth time) at the registered office of Windfield.

(e)                                  On or before the Transfer Date, the Selling Shareholder must deliver to the Buyer in respect of the Relevant Assets:

(i)                                    duly executed instruments for transfer of the Relevant Assets;

(ii)                                 any relevant share certificates (or provide an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing); and

(iii)                              a power of attorney in such form and in favour of such person as the Buyer may nominate to enable the Buyer to exercise all rights of ownership including voting rights.

(f)                                   Against delivery of the documents referred to in paragraph (e), the Buyer shall pay the total consideration due for the Relevant Assets to the Selling Shareholder on the Transfer Date.

(g)                                  In the case of a Transfer of Relevant Assets following an Event of Default under clause 21.1, upon performing its obligations under paragraph (e), Tianqi will be discharged from all its obligations under this agreement (including all accrued obligations) other than clause 24.

22.3                       Failure to Transfer

If a Selling Shareholder fails or refuses to comply with its obligations to transfer Relevant Assets on or before the Transfer Date for a reason other than a failure to satisfy a Permitted Regulatory Condition:

(a)                                 Windfield may receive the purchase money in trust for such Selling Shareholder (without any obligation to pay interest) and cause a Buyer to be registered as the holder of the Relevant Assets being sold (once any appropriate stamp duty has been paid). The receipt by Windfield of the purchase money shall be a good discharge to a Buyer (who shall not be bound to see to the application of those moneys). After a Buyer has been registered as holder of the Relevant Assets being sold in exercise of these powers:

(i)                                    the validity of the transfer shall not be questioned by any person; and

(ii)                                 the Selling Shareholder shall surrender its share certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing) for the Relevant Assets to Windfield and, on surrender, be entitled to the purchase money for the Relevant Assets; and

(b)                                 the Selling Shareholder must not exercise any of its powers or rights in relation to management of, and participation in the profits of, Windfield under this Agreement, the Constitution or otherwise.

22.4                       Transfer terms

Any Transfer of Relevant Assets under this clause 22 shall be on terms that those Relevant Assets:

(a)                                 are transferred free from all Security Interests (other than those created under this agreement and the Constitution); and

(b)                                 are transferred with the benefit of all rights attaching to them as at the date of the relevant transfer,

and, if requested by the Buyer, on customary warranties by the Selling Shareholder as to its capacity to Transfer, and its title to, the Relevant Assets.

22.5                       Registration

Windfield must not approve a Transfer of Shares for registration unless this agreement and the Constitution have been complied with. Any Transfer of Shares which does not comply with this agreement and the Constitution is invalid.

22.6                       Deed of Accession and Deed of Cross Charge

The parties shall procure that no person other than an existing Shareholder acquires (whether by transfer or subscription) any Shares unless it enters into a Deed of Accession and a Deed of Cross Charge. The parties agree that in entering into a Deed of Accession and a Deed of Cross Charge a person shall have the benefit of the terms of, and shall be a party to, this agreement and such other Transaction Documents as may be specified in the Deed of Accession.

22.7                       Removal of appointees

If a Shareholder ceases to be a Shareholder it must, and it must ensure that all its appointees to the board of directors of any Windfield Group Entity, do all things and sign all documents as may otherwise be necessary to ensure the resignation or dismissal of the appointees from such appointments in a timely manner.

22.8                       Power of Attorney

Each Shareholder irrevocably appoints Windfield as its attorney to execute, deliver and/or issue:

(a)                                 any necessary document required to be executed by it under clauses 20 and 21 and this clause 22, including any instrument of transfer or other document which may be necessary to Transfer the Relevant Assets; and

(b)                                 any Deed of Accession or Deed of Cross Charge entered into by any person pursuant to clause 22.6.

22.9                       Shareholder Debts and other obligations

Unless the other Shareholders otherwise agree, a Shareholder may not Transfer any of its Shares except on the condition that prior to registration of the Transfer:

(a)                                 other than Shareholder Debt (which is dealt with under paragraph (b)), the Shareholder pays to each other Shareholder and to each Windfield Group Entity all outstanding amounts which is payable by it to any of them under the Transaction Documents or, if the Shareholder is not transferring all its Shares, then that proportion of all outstanding amounts as is the same proportion as the number of Shares being transferred bears to the total number of Shares held by the Shareholder immediately before registration of the Transfer; and

(b)                                 the Shareholder assigns or procures the assignment to the transferee (or a related body corporate of the transferee) its rights to the benefit of its Shareholder Debt or, if the Shareholder is not transferring all its Shares, that proportion of Shareholder Debt as is the same proportion as the number of Shares being transferred bears to the total number of Shares held by the Shareholder immediately before registration of the Transfer.

23                                 IPO Demand Right

A Shareholder who holds, or group of Shareholders who in aggregate hold, a Specified Proportion of more than 75% may, at any time after the fourth anniversary of Completion, give notice to all other Shareholders that they wish for Windfield to seek admission to and quotation of the Shares on a recognised securities exchange (with or without an initial public offering) in which case each party must use all its reasonable endeavours to co-operate for the purposes of effecting such admission and quotation, including by submitting to any escrow requirements that are customarily imposed as a condition of listing or quotation.

24                                 Confidentiality

24.1                       Confidentiality

Subject to clause 24.2, a party must not disclose, or use for a purpose other than contemplated by this agreement, any Confidential Information.

Confidential Information means:

(a)                                 the existence of and terms of any Transaction Document; or

(b)                                 any unpublished information or documents disclosed to the party by another party in connection with this agreement (including information and documents supplied before the date of this agreement) or by a Windfield Group Entity, but excludes information or documents which:

(c)                                  at the time it was first disclosed to the party, was already in the lawful possession of the party; or

(d)                                 becomes available to the party lawfully through sources other than another party or a Windfield Group Entity.

24.2                       Permitted disclosure

(a)                                 A party may disclose any Confidential Information:

(i)                                    on a need to know basis and under corresponding obligations of confidence as imposed by this clause 24, to its officers, employees, professional advisors, related bodies corporate, or the officers, employees or professional advisors of its related bodies corporate;

(ii)                                 in enforcing this agreement or in a judicial or arbitral proceeding arising out of or in connection with this agreement;

(iii)                              to the extent required by law or the rules of any financial market regulator or securities exchange on which any securities of the party or a related body corporate of the party are quoted;

(iv)                             to the extent required or permitted by this agreement; or

(v)                                with the prior consent of the party which originally supplied that Confidential Information (the disclosing party) in connection with this agreement.

(b)                                 A party may disclose the existence or the terms of this Agreement or the Confidential Information of the Windfield Group:

(i)                                    to the extent necessary in connection with a capital raising by the party or a related body corporate of the party;

(ii)                                 on a need to know basis and under corresponding obligations of confidence as imposed by this clause 24, to:

(A)                              a bona fide proposed or prospective purchaser of any Shares from the party;

(B)                              a bona fide current, proposed or prospective financier of the party or a related body corporate of the party; or

(C)                              officers, employees or professional advisors of such purchaser or financier.

24.3                       Prior advice and related obligations

In the case of any disclosure of Confidential Information pursuant to clause 24.2(a)(iii), the party must:

(a)                                 notify the disclosing party before or, if this is not practical, as soon as the disclosure is made; and

(b)                                 use reasonable endeavours to (and assist the disclosing party at the disclosing party’s expense to) restrict distribution of the Confidential Information and otherwise take all reasonable steps to preserve its confidentiality.

24.4                       Return or destruction

If a Shareholder ceases to be a Shareholder, the Shareholder on receipt of a written demand from the other Shareholders or Windfield must, subject to clause 24.5, promptly:

(a)                                 return or destroy all written Confidential Information in its or any of its related bodies corporate’s possession or control;

(b)                                 destroy all analyses, compilations, notes, studies, memoranda or other documents in its or any of its related bodies corporate’s possession or control to the extent they have been produced or derived from Confidential Information of another Shareholder or the Windfield Group; and

(c)                                  give the other Shareholders and Windfield a certificate signed by any of its directors confirming that, to the best of his knowledge, information and belief, having made all proper enquiries, the requirements of this clause 24.4 have been fully complied with.

24.5                       Exceptions to return or destruction

Clause 24.4 does not apply:

(a)                                 to documents that the party or any of its related bodies corporate are required by law to retain, for so long as they are required to be retained;

(b)                                 in respect of a party’s or any of its related body corporate’s board papers and minutes of meetings of its board of directors or any committee of its board of directors to the extent such papers or minutes contain a level of detail that is consistent with the normal practices of the party or related body corporate; or

(c)                                  documents produced or derived by any professional advisor to a party or any of its related bodies corporate, if the documents are required to be held for the purposes of any relevant professional standards, practices, codes or insurance policies applicable to the professional advisor.

24.6                       Damages not an adequate remedy

Each party acknowledges that:

(a)                                 damages will not be an adequate remedy for any breach of this clause 24; and

(b)                                 specific performance and injunctive relief are appropriate remedies for any threatened or actual breach (without the need to give an undertaking as to damages), in addition to any other remedies available at law or in equity under or independently of this agreement.

24.7                       Survival of obligation

This clause 24 survives and continues to bind:

(a)                                 the parties for two years following termination of this agreement; and

(b)                                 a party for two years after if ceases to be a party.

25                                 Mutual Representations and Warranties

Each party represents and warrants to each other party that (except as expressly disclosed in this agreement or consented to by the other party) each of the following statements is true and correct.

(a)                                 (status)  It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation.

(b)                                 (power)  It has the power to enter into and perform its obligations under each Transaction Document to which it is a party, to carry out the transactions contemplated by those documents and to carry on its business as now conducted or contemplated.

(c)                                  (corporate authorisations)  It has taken all necessary corporate action to authorise the entry into and performance of each Transaction Document to which it is a party and to carry out the transactions contemplated by those documents.

(d)                                 (documents binding) Its obligations under each Transaction Document to which it is a party are valid and binding obligations on it enforceable in accordance with their terms, subject to any necessary stamping and registration.

(e)                                  (transactions permitted)  The execution and performance by it of each Transaction Document to which it is a party did not and will not violate in any respect a provision of:

(i)                                    a law or treaty or a judgment, ruling, order or decree of a government agency binding on it;

(ii)                                 its constituent documents; or

(iii)                              any other document or agreement which is binding on it or its assets.

26                                 Operation of Agreement

26.1                       General

This agreement and the Constitution regulate the respective rights and obligations of the Shareholders in relation to the Windfield Group and the Business. The Shareholders agree to comply with the provisions of this agreement and the Constitution which relate to them.

26.2                       Agreement to override the Constitution

(a)                                 If there is any inconsistency between the provisions of this agreement and the Constitution, the provisions of this agreement prevail to the extent of the inconsistency.

(b)                                 If it is necessary to amend the Constitution to ensure that a provision of this agreement is effective in accordance with its terms, the necessary amendment must be made.

26.3                       Shareholders to observe and implement the Transaction Documents

Each Shareholder undertakes with each other Shareholder and Windfield to:

(a)                                 exercise all its votes, powers and rights under the Constitution so as to give full force and effect to the provisions and intentions of the Transaction Documents;

(b)                                 observe and comply fully and promptly with the provisions of the Constitution so that each provision of the Constitution is enforceable by the parties among themselves and in whatever capacity; and

(c)                                  exercise all its votes, powers and rights in relation to Windfield so as to ensure that Windfield fully and promptly observes, complies with and gives effect to the requirements and intentions of the Transaction Documents.

The obligations in this clause 26.3 include an obligation to exercise its powers both as a Shareholder and (where applicable and to the extent permitted by law) through any Director appointed by it and (to the extent permitted by law to ensure that any Director appointed by it (whether alone or jointly with any other person) obtains that matter or thing.

26.4                       Windfield to observe and implement the Transaction Documents

Windfield must do all things necessary or desirable to give effect to the provisions and intentions of each Transaction Document in accordance with its terms and is bound by all provisions of this agreement which expressly or by implication apply to it.

27                                 Relationship between the Shareholders

(a)                                 Neither this agreement nor the Constitution is to be interpreted as constituting:

(i)                                    the relationship between the Shareholders as a partnership, quasi-partnership, association or any other relationship in which one or more of the Shareholders may (except as specifically provided for in this agreement) be liable generally for the acts or omissions of any other Shareholder; or

(ii)                                 any Shareholder as the general agent or representative of any other Shareholder or of any Windfield Group Entity with the exception of any powers of attorney specifically granted or contemplated by this agreement.

(b)                                 No Shareholder has the authority to incur any obligation or make any representation or warranty on behalf of, or to pledge the credit of, any other Shareholder.

28                                 Duration and Termination

(a)                                 Subject to paragraph (b), this agreement:

(i)                                    ceases to apply to a party who is a Shareholder (and to any other party with which it has joint and several liability) which has transferred all its Shares as permitted by this agreement and the Constitution;

(ii)                                 terminates automatically if, before Completion, the Acquisition Agreement is terminated in accordance with its terms; and

(iii)                              otherwise continues in full force and effect until terminated by written agreement between the parties or any Shareholder holds all Shares.

(b)                                 The termination of this agreement however caused and the transfer by any Shareholder of all its Shares:

(i)                                    does not affect any accrued rights or remedies of a party which remain unsatisfied; and

(ii)                                 does not affect any provision of this agreement which is expressed to come into effect on, or to survive, that termination or cessation.

29                                 Notices

Any notice, demand, consent or other communication (a Notice) given or made under this agreement:

(a)                                 must be in writing in English and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);

(b)                                 must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, fax or email to the address, fax number or email address below or the address, fax number or email address last notified by the intended recipient to the sender:

(i) to Tianqi:

Address: Chengdu Tianqi Industry Co., Ltd., Building,
10 East Gao Peng Road, Chengdu Hi-tech Zone, Chengdu
610041, China

Fax No: +86 28 8518 3501

Email: vivianwu@talisonlithium.com

Attention: Vivian Wu

and

Address: Tianqi Group HK Co., Limited, Room B, 14th Floor,
Wah Hen Commercial Centre, 383 Henessy Road, Wanchai,
Hong Kong, China

Fax No: +86 28 8518 3501

Email: vivianwu@talisonlithium.com

Attention: Vivian Wu;

(ii) to Rockwood:	Address: Denbigh Road, Bletchley, Milton Keynes, Buckinghamshire MK1 1PB, United Kingdom Fax No: +1 609 514 8722 Email: triordan@rocksp.com Attention: Thomas J. Riordan;
(iii) to Windfield:	Address: Level 4, 37 St Georges Terrace, Perth WA 6000, Australia Fax No: +61 8 9202 1144 Email: lorry.mignacca@talisonlithium.com Attention: Lorry Mignacca;
(iv) any other party:	as specified in its Deed of Accession; and

(c)                                  will be conclusively taken to be duly given or made:

(i)                                    in the case of delivery in person, when delivered;

(ii)                                 in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country);

(iii)                              in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number or name of recipient and indicating that the transmission has been made without error; and

(iv)                             in the case of email, the earlier of:

(A)                              the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email; and

(B)                              the time that the intended recipient, or an employee or officer of the intended recipient acknowledges receipt,

but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place specified by the intended recipient as its postal address under paragraph (b), it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place.

30                                 General

30.1                       Amendment

This agreement may be amended only by another agreement executed by all the parties affected by the amendment.

30.2                       Assignment

A party must not assign any of its rights under this agreement, or attempt or purport to do so, otherwise than in connection with a transfer of Shares in accordance with this agreement and the Constitution.

30.3                       Costs and duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this agreement. All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this agreement and any instrument executed under or any transaction evidenced by this agreement must be borne by Windfield.

30.4                       Counterparts

This agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

30.5                       Entire agreement

This agreement contains the entire agreement between the parties as at the date of this agreement with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

30.6                       Further assurances

At the reasonable request of another party, each party must do anything necessary (including executing agreements and documents) to give full effect to this agreement and the transactions contemplated by it.

30.7                       Governing law and jurisdiction

This agreement and related non contractual matters are governed by the laws of Western Australia. Each party irrevocably submits to the non exclusive jurisdiction of the courts with jurisdiction in Western Australia, and waives any right to object to the venue on any ground.

30.8                       Moratorium legislation

To the full extent permitted by law, all legislation that at any time directly or indirectly:

(a)                                 lessens, varies or affects in favour of a party any obligation under this agreement; or

(b)                                 delays, prevents or prejudicially affects the exercise by a party of any right, power or remedy conferred by this agreement,

is excluded from this agreement.

30.9                       No merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

30.10                No waiver

A failure to exercise or a delay in exercising any right, power or remedy under this agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

30.11                Process agents

Each Shareholder:

(a)                                 irrevocably appoints each of the following entities as its agent to accept service of process and other documents in any action or proceedings arising out of or in any way related to this agreement or its subject matter in the jurisdictions specified below with respect to that entity:

(i)                                    Tianqi: Allens Corporate Services Pty Ltd of Level 37, QV.1, 250 St Georges Terrace, Perth WA 6000, Australia;

(ii)                                 Rockwood: Clifford Chance of Level 7, 190 Georges Terrace, Perth WA 6000, Australia (Attention: Office Managing Partner); and

(iii)                              any other Shareholder: as specified in its Deed of Accession;

(b)                                 must ensure that at all times in each relevant jurisdiction, the relevant agent or a replacement acceptable to the other Shareholder remains present and authorised to accept service of process and other documents on its behalf and, if there is a replacement, it must immediately notify each other party and provide it with satisfactory evidence of the replacement’s acceptance of its appointment; and

(c)                                  agrees that service of any process or documents on the agent (or any replacement) will be sufficient service on it.

30.12                Remedies cumulative

The rights, powers and remedies provided to a party in this agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.

30.13                Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

Schedule 1

Deed of Accession

This deed poll is made on [*]

By

[*], incorporated in [*] of [*] (New Shareholder).

in favour of

each party to the Shareholders Agreement from time to time, including any person who becomes a party to the Shareholders Agreement after the date of this deed poll.

Recitals

A                                      New Shareholder has agreed to acquire Sale Shares.

B                                      Clause 22.6 of the Shareholders Agreement requires the parties to procure, among other things, that New Shareholder enter into a Deed of Accession substantially in the form of this deed poll before it acquires any Shares.

It is declared as follows.

1                                        Definitions and Interpretation

1.1                              Definitions

The following definitions and the definitions in the Shareholders Agreement apply unless the context requires otherwise.

Applicable Transaction Document means the Shareholders Agreement[ or[*]].

Continuing Parties means each party to the Shareholders Agreement as at the Effective Date[ other than Transferor].

Effective Date means the date on which New Shareholder is registered as a shareholder of Windfield in respect of the Sale Shares.

Sale Shares means the [*] Shares to be acquired by New Shareholder[ from Transferor].

Shareholders Agreement means the shareholders agreement dated [*] between [*].

[Transferor means [*].]

1.2                              Interpretation

Clauses 1.2, 1.3 and 1.4 of the Shareholders Agreement form part of this deed poll as if set out at length in it (but as if the words ‘this agreement’ were substituted for the words ‘this deed poll’ whenever appearing in those clauses.

2                                        Shareholders Agreement

New Shareholder acknowledges that it has received a copy of the Shareholders Agreement.

3                                        Assumption of Obligations

From the Effective Date, New Shareholder agrees in favour of each Continuing Party to observe, perform and be bound by all the obligations [of Transferor/a Shareholder] under each Applicable

Transaction Document which are required to be performed on or after the Effective Date as if it had been named as a party in that document.

4                                        Representations and Warranties

New Shareholder acknowledges and agrees that each of the Continuing Parties is entitled to rely upon the representations and warranties given by New Shareholder under clause 24 of the Shareholders Agreement.

5                                        Notices

For the purposes of receiving any notice, demand, consent or other communication given or made under each Applicable Transaction Document, the address, fax number and email address of New Shareholder (until substituted by notification in accordance with the terms of the Applicable Transaction Document) is:

Address:	[*]
Fax No:	[*]
Email:	[*]
Attention:	[*]

6                                        Process Agent

For the purpose of any appointment of an agent to accept service of process and other documents in any action or proceedings arising out of or in any way related to each Applicable Transaction Document which provides for the appointment of such an agent, New Shareholder irrevocably appoints [*] of [*] as such agent.

7                                        Governing Law and Jurisdiction

This deed poll and related non-contractual matters are governed by the laws of Western Australia. New Shareholder irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction in Western Australia, and waives any right to object to the venue on any ground.

Executed and delivered as a Deed Poll in [*].

[Insert appropriate execution clause]

Schedule 2

Deed of Cross Charge

Schedule 3

Special Majority Matters

1                                        Acquisitions and Disposals; Material Changes in the Business

Any of the following actions by a Windfield Group Entity, except to the extent contemplated by the annual Budget and Business Plan.

(a)                                 Acquiring (whether by subscription, transfer or otherwise) shares in any entity (other than a Windfield Group Entity), acquiring interests in any trust or becoming a partner in any partnership.

(b)                                 Agreeing to any limitation on its freedom to engage in any type of business or activity, including in competition with any person or in any area.

(c)                                  Effecting any material change in the nature of the Business or the commencement of any new business.

(d)                                 Merging or amalgamating with any entity (other than another Windfield Group Entity).

(e)                                  Agreeing to pay a person remuneration calculated by reference to a Windfield Group Entity’s income or profits.

(f)                                   The acquisition or disposal (whether by sale, lease or the grant of a Security Interest) of any asset or related assets, other than the acquisition of Business inputs or the disposal of Business products on arm’s length terms and in the ordinary course of business, for a price that exceeds:

(i)                                    A$10 million for any single transaction (or related series of transactions); or

(ii)                                 A$50 million in aggregate for all transactions in any five-year period during the term of this agreement, other than those which have been approved by a Special Majority.

(g)                                  Providing financial accommodation (including by way of guarantee) of more than A$2 million, except to:

(i)                                    Windfield or a wholly-owned subsidiary of Windfield; or

(ii)                                 a trade creditor on arm’s length terms and in the ordinary course of business.

2                                        Related Party Transactions

Entry into, termination or variation of any agreement between a Windfield Group Entity and a Shareholder or a related body corporate of a Shareholder, except:

(a)                                 an agreement contemplated by the then current annual Budget and Business Plan;

(b)                                 the entry into or termination of a Chemical Grade Off-take Agreement or a Technical Grade Distribution Agreement, or the entry into, termination or variation of any agreement contemplated by any of them; or

(c)                                  an agreement (or related series of agreements) which involve aggregate expenditure by all Windfield Group Entities of less than A$500,000 in any financial year.

3                                        Arrangements Affecting Capital

(a)                                 Any reduction of share capital (including through a share buy-back) by Windfield or any other Windfield Group Entity that is not a wholly-owned subsidiary of Windfield.

(b)                                 Any issue of shares, or securities convertible into shares, by a Windfield Group Entity except an issue of securities by:

(i)                                    Windfield offered to Shareholders pro-rata to their Specified Proportions; or

(ii)                                 a Windfield Group Entity to another Windfield Group Entity.

4                                        Finance Debt

(a)                                 Incurrence of Finance Debt by a Windfield Group Entity (other than under a Rockwood Term Loan Agreement or any Shareholder Debt incurred pursuant to clause 14) if at the time the aggregate outstanding consolidated Finance Debt of Windfield exceeds A$10 million or such higher amount as may be approved by the Board from time to time.

(b)                                 Approval of any higher amount under paragraph (a).

5                                        Accounting Matters

(a)                                 Appointment or removal of Windfield’s auditors.

(b)                                 Change in Windfield’s financial year.

(c)                                  Change in Windfield’s accounting policies except to the extent mandated by IFRS.

6                                        Constitution

Any change to the Constitution.

7                                        Winding Up

Any Windfield Group Entity applying, commencing any proceedings or taking any other steps to wind up or dissolve, appoint an administrator or enter into an arrangement, compromise or composition with or assignment for the benefit of its creditors or shareholders, a class of them or any of them.

8                                        Minerals Conversion Plant

Any decision to undertake development of a minerals conversion plant, beyond completion of Windfield’s current feasibility study.

Schedule 4

Chemical Grade Off-take Agreement Terms

Schedule 5

Technical Grade Distribution Agreement Terms

Executed in Singapore.

Signed for Chengdu Tianqi Group, Co., Ltd. by its authorised representative in the presence of:	/s/ Jiang Weiping
Authorised Representative Signature

/s/ Zuo Jun	Jiang Weiping
Witness Signature	Print Name

Zou Jun	Chairman
Print Name	Position

Executed by Tianqi Group HK Co., Limited in the presence of:

/s/ Peter Oliver	/s/ Wu Wei
Witness Signature	Director Signature

Peter Oliver	Wu Wei
Print Name	Print Name

Signed for RT Lithium Limited by its authorised representative in the presence of:	/s/ Dr. Steffen Haber
Authorised Representative Signature

/s/ Leif C. Schrader	Steffen Haber
Witness Signature	Print Name

Leif Schrader	Director
Print Name	Position

Executed in accordance with section 127 of the Corporations Act 2001 by Windfield Holdings Pty Ltd:

/s/ Wu Wei	/s/ Peter Oliver
Director Signature	Director/Secretary Signature

Wu Wei	Peter Oliver
Print Name	Print Name